FRENCH FRAGRANCES, INC.
14100 N.W. 60th Avenue
Miami, Florida  33014

FOR IMMEDIATE RELEASE:

                   FRENCH FRAGRANCES, INC. COMPLETES PRIVATE
                          PLACEMENT OF SENIOR NOTES

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MIAMI, FLORIDA (April 27, 1998) -- French Fragrances, Inc. (the "Company")
(NASDAQ NM: FRAG), a leading manufacturer and distributor of prestige fragrances, today announced that it has completed the private placement under Rule 144A pursuant to the Securities Act of 1933, as amended (the "Act"), of $40 million principal amount of 10-3/8% Senior Notes due 2007 (the "Notes"). The Notes were sold at 106.5% of their principal amount and have substantially similar terms to the Company's existing 10-3/8% Senior Notes due 2007 which the Company issued in May 1997. The net proceeds of approximately $41.4 million from the sale of the Notes were used to repay outstanding borrowings under the Company's revolving bank credit facility and $5 million of other indebtedness to its bank lender, all of which were used for the March 1998 acquisition of certain assets of J.P. Fragrances, Inc., as well as for working capital purposes.

The Notes have not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are expected to be exchanged for new notes containing identical terms which will be registered under the Act. The exchange offer will be made only by means of a prospectus.


Investor Contact:   William J. Mueller
                    Chief Financial Officer
                    (305) 818-8102

Press Contact:      Steven Anreder/Larry Hirschhorn
                    Anreder Hirschhorn & Silver
                    (212) 421-4020